Exhibit 3.123
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
8451 PEARL STREET, LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into as of July 1, 2004, by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter referred to as the “Sole Member”), and 8451 PEARL STREET, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company was organized pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time, on April 27, 2002;
WHEREAS, the Company and THCI Mortgage Holding Company, LLC, as its sole member, entered into a Limited Liability Company Agreement on April 30, 2002, (the “Initial Agreement”). THCI Mortgage Holding Company, LLC has assigned all of its membership interest in the Company to the Sole Member; and
WHEREAS, the parties desire to enter into this Amended and Restated Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:
1. TERMINATION OF INITIAL AGREEMENT. The Independent Manager, as such term is defined or described in the Initial Agreement, is hereby removed, effective July 1, 2004, and all provisions of the Initial Agreement are hereby terminated, including, but not limited to, all provisions providing for an Independent Manager of the Company.
2. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the membership interests in the Company.
3. MANAGEMENT BY MEMBERS. Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.
4. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.
5. ENTIRE AGREEMENT. This Amended and Restated Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, whether written or oral, including the Initial Agreement.
6. AMENDMENTS. No amendments of this Agreement shall be valid unless it is set forth in a writing signed by the member of the Company.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Limited Liability Company Agreement on the date first set forth above.

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

8451 PEARL STREET, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER
By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

3